Exhibit (r)

National Life Insurance Company

Power of Attorney

February 15, 2017

The undersigned Directors of National Life Insurance Company each hereby authorize Dawn Minter or Mehran Assadi as attorney-in-fact, to sign on his or her behalf any variable universal life and variable annuity registration statements and all amendments thereto filed after the execution date indicated below on Forms N-6 and N-4, respectively, by National Life Insurance Company, and to file the same, with all exhibits, with the Securities and Exchange Commission.

/s/ Thomas H. MacLeay	/s/ Bruce Lisman
Thomas H. MacLeay	Bruce Lisman

/s/ Carol Carlson	/s/ David Coates
Carol A. Carlson	David R. Coates

/s/ Louise McCarren	/s/ Harris Simmons
Louise McCarren	Harris Simmons

/s/ Roger Porter	/s/ James Douglas
Roger Porter	James H. Douglas